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                                                                    Exhibit 23.3

                         CONSENT OF INDEPENDENT AUDITORS

      We consent to the incorporation by reference in the Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement on Form S-4 (333-112617) for the registration of National City Corporation's common shares to be issued pursuant to the terms of the Agreement and Plan of Merger, dated as of November 19, 2003, between National City Corporation and Allegiant Bancorp, Inc., of our report dated June 9, 2003, with respect to the financial statements and schedule of the Allegiant Bancorp, Inc. 401(k) Profit Sharing Plan included in the Annual Report (Form 11-K) for the year ended December 31, 2002.


                                                  /s/ Ernst & Young LLP


St. Louis, Missouri
April 7, 2004